Exhibit 99.1

PRESS RELEASE
Contact Information:
David R. O’Reilly
Chief Financial Officer
(214) 741-7744
David.OReilly@howardhughes.com

The Howard Hughes Corporation® Reports Second Quarter 2019 Results
Strong second quarter results with Operating Assets NOI growth of 32% over prior year and closings on 425 condominium units, adding $236 million of revenue

Dallas, TX, August 7, 2019 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company” or "HHC") announced today operating results for the second quarter ended June 30, 2019. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

Second Quarter 2019 Highlights

•
Net income attributable to common stockholders increased to $13.5 million, or $0.31 per diluted share, for the three months ended June 30, 2019, as compared to $(5.1) million, or $(0.12) per diluted share, for the three months ended June 30, 2018.

•
Total net operating income ("NOI") from the Operating Assets segment, including our share of NOI from equity investments, was $60.4 million for the three months ended June 30, 2019, compared to $45.8 million for the prior year period, an increase of 32%.

•
Increased Master Planned Communities ("MPC") segment earnings before tax ("EBT") by a modest $0.7 million to $47.2 million for the three months ended June 30, 2019. Excluding Equity in earnings from real estate and other affiliates, EBT from our core MPCs increased $8.3 million for the three months ended June 30, 2019 compared to the prior year period.

•	Commenced construction of Millennium Phase III Apartments, a 163-unit multi-family development in The Woodlands. The project is anticipated to contribute approximately $3.5 million of stabilized NOI.

•
Continued strong leasing activity at 110 North Wacker. The latest 120,000 square foot lease has brought the building to approximately 67% pre-leased as of June 30, 2019. This represents approximately 1.0 million total leased square feet on a project that is not scheduled to be completed until late 2020.

•	Welcomed residents to Ke Kilohana, our recently delivered tower in Ward Village, which is 99.3% sold as of June 30, 2019.

•
Contracted to sell 56 condominiums at Ward Village in the second quarter of 2019, including 45 at Kō'ula, our newest building that began public sales in January 2019. Kō'ula, which broke ground in early July, is approximately 63.5% pre-sold as of the second quarter of 2019. Excluding Kō'ula, the total percentage sold across the community is approximately 92.9%.

•	Increased Seaport District segment revenues by $8.4 million to $12.9 million for the three months ended June 30, 2019 compared to the prior year period.

•
Increased foot traffic at the Seaport District nearly 50% in the three months ended June 30, 2019 compared to the same period in the prior year with approximately 1.5 million total visitors in the second quarter of 2019.

Highlights of our results for the six and three months ended June 30, 2019 are summarized below. We are primarily focused on creating shareholder value by increasing our per share net asset value. Often, our long term value creation goals cause short term volatility in our Net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics are most useful in tracking our progress towards net asset value creation.

	Six Months Ended June 30,				Three Months Ended June 30,
($ in thousands)	2019	2018	Change	% Change	2019	2018	Change	% Change
Operating Assets NOI
Office	$39,164	$33,103	$6,061	18%	$20,202	$17,240	$2,962	17%
Retail	32,310	31,455	855	3%	16,065	15,998	67	—%
Multi-family	9,187	8,217	970	12%	4,826	4,059	767	19%
Hospitality	17,389	15,484	1,905	12%	9,531	7,613	1,918	25%
Other	7,006	(182)	7,188	3,949%	8,079	146	7,933	5,434%
Company's share NOI (a)	6,777	4,812	1,965	41%	1,688	791	897	113%
Total Operating Assets NOI (b)	$111,833	$92,889	$18,944	20%	$60,391	$45,847	$14,544	32%

MPC
Acres Sold - Residential	190	162	28	17%	112	84	28	33%
Acres Sold - Commercial	—	2	(2)	(100)%	—	2	(2)	(100)%
Price Per Acre - Residential (c)	$532	$543	$(11)	(2)%	$528	$538	$(10)	(2)%
Price Per Acre - Commercial	$—	$573	$(573)	(100)%	$—	$573	$(573)	(100)%
MPC EBT	$84,832	$83,420	$1,412	2%	$47,235	$46,584	$651	1%

Seaport District NOI
Historic District & Pier 17 - Landlord	$(3,002)	$(1,311)	$(1,691)	(129)%	$(1,284)	$(793)	$(491)	(62)%
Multi-Family	191	254	(63)	(25)%	110	149	(39)	(26)%
Hospitality	41	—	41	100%	26	—	26	100%
Historic District & Pier 17 - Managed Businesses	(3,541)	(50)	(3,491)	(6,982)%	(888)	(50)	(838)	(1,676)%
Tin Building - Managed Businesses	—	—	—	—%	—	—	—	—%
Events, Sponsorships & Catering Business	(561)	2,090	(2,651)	(127)%	(851)	1,159	(2,010)	(173)%
Company's share NOI (a)	(237)	(127)	(110)	87%	(42)	(127)	85	67%
Total Seaport District NOI	$(7,109)	$856	$(7,965)	(930)%	$(2,929)	$338	$(3,267)	(967)%

Strategic Developments
Condominium units contracted to sell (d)	27	47	(20)	(43)%	11	12	(1)	(8)%
Projected stabilized NOI Operating Assets ($ in millions)	$317.1	$306.7	$10.4	3.4%
Projected stabilized NOI Seaport District ($ in millions)	$43.0 - $58.0	$43.0 - $58.0	$—	—%

(a)	Includes Company's share of NOI from non-consolidated assets.

(b)	Excludes properties sold or in redevelopment.

(c)
Decrease in overall price per acre due to greater contributions from MPCs with lower priced land weighing down price per acre in the MPCs that saw an increase. All MPCs except The Woodlands recorded an increase in price per acre for the three months ended June 30, 2019.

(d)	Includes units at our buildings that are open or under construction as of June 30, 2019. Excludes units at Kō'ula, our newest building that began public sales in January 2019.

"Our business continues to perform extremely well across our three core segments, highlighted by the 32% quarter-over-quarter growth we experienced in recurring Operating Asset NOI. Additionally, our MPCs continue to rank among the top selling communities in the country and experienced steady underlying demand as we expect to have another very strong year in the segment," said David R. Weinreb, Chief Executive Officer. "At the midyear point in Bridgeland, home sales, a leading indicator of future land purchases by home builders, are up 35%, and we had a 33% increase in residential acres sold this quarter over Q2 2018 across our MPC segment. With the NOI growth in our Operating Assets segment, we have an annual run rate of $216 million with a stabilized NOI target of $317 million.

"We also celebrated a number of key milestones at Ward Village, including closing on a $293.7 million construction loan for ‘A‘ali‘i, accompanied by 418 closings at Ke Kilohana, which opened in May. With four towers and key retail offerings delivered, Ward Village is beginning to reach a critical mass that continues to enhance its appeal. Demand to live in our community remains high as evidenced by sales at Kō'ula, our newest building which is already 64% pre-sold.

"In New York, the Seaport District has had a strong start to Summer with the opening of The Fulton by Jean-Georges, which has been ranked as one of the top new restaurants in New York City; the launch of the 2019 summer concert series on the Pier 17 rooftop; and opening of the garden bar in the historic district and summer version of the rooftop bar and restaurant R17. Overall, the Seaport District’s revenue for the second quarter is up nearly three times over the same period last year and traffic has increased approximately 50%. With many additional key offerings coming online in the next 18 months to complete the district, we are making substantial progress in accomplishing our vision for the Seaport.

"Finally, we recently announced that the Board is conducting a broad review of potential strategic alternatives to maximize shareholder value. We are committed to closing the significant gap that exists between our share price and the Company's underlying net asset value. While we undergo the review, we will remain steadfast in executing our existing plans,” said Mr. Weinreb.

Financial Results

Net income attributable to common stockholders increased to $45.3 million, or $1.05 per diluted share, and $13.5 million, or $0.31 per diluted share, for the six and three months ended June 30, 2019, respectively, compared to losses of $(3.6) million, or $(0.08) per diluted share, and $(5.1) million, or $(0.12) per diluted share, for the six and three months ended June 30, 2018, respectively. The increases were primarily due to higher Condominium rights and unit sales, net driven by closings at Ae‘o and Ke Kilohana as well as the absence of a $13.4 million charge for window repairs at our Waiea condominium tower which was recorded in the second quarter of 2018 but did not recur in 2019. The increases were partially offset by higher operating expenses at the Seaport District. The higher operating expenses at the Seaport District are due to start-up costs associated with opening new businesses.

These factors also impacted our Funds from operations ("FFO"), Core fund from operations ("Core FFO") and Adjusted FFO ("AFFO") discussed below.

	Six Months Ended June 30,		Three Months Ended June 30,
(In thousands, except share amounts)	2019	2018	2019	2018
Net income (loss) attributable to common stockholders	$45,298	$(3,614)	$13,477	$(5,088)
Basic income per share	$1.05	$(0.08)	$0.31	$(0.12)
Diluted income per share	$1.05	$(0.08)	$0.31	$(0.12)

Funds from operations	$120,707	$52,740	$52,432	$22,643
FFO per weighted average diluted share	$2.79	$1.22	$1.21	$0.53

Core FFO	$153,528	$80,177	$65,803	$36,366
Core FFO per weighted average diluted share	$3.55	$1.87	$1.52	$0.85

AFFO	$148,945	$69,562	$62,680	$30,682
AFFO per weighted average diluted share	$3.44	$1.62	$1.45	$0.71

FFO increased $68.0 million, or $1.57 per diluted share, for the six months ended June 30, 2019 and $29.8 million, or $0.68 per diluted share, for the three months ended June 30, 2019, compared to the same periods in 2018. As noted above, the increase for the six months ended June 30, 2019 was primarily attributable to the increase in Condominium rights and unit sales, net due to Ae‘o closings, partially offset by higher operating losses at the Seaport District. The increase for the three months ended June 30, 2019 is partly due to an increase in Condominium rights and unit sales, net led by closings at Ke Kilohana as well as the absence of the $13.4 million charge for window repairs at Waiea which was recorded in the second quarter of 2018 but did not recur in 2019.

Core FFO increased $73.4 million, or $1.68 per diluted share, for the six months ended June 30, 2019 and increased $29.4 million, or $0.67 per diluted share, for the three months ended June 30, 2019, compared to the same periods in 2018 primarily due to the factors discussed in the FFO section above, as well as a higher Deferred income tax expense, partially offset by lower Other non-recurring expenses.

AFFO, our Core FFO adjusted to exclude recurring capital improvements and leasing commissions, increased $79.4 million, or $1.82 per diluted share, for the six months ended June 30, 2019 and increased $32.0 million, or $0.74 per diluted share, for the three months ended June 30, 2019 compared to the same periods in 2018 primarily due to the items mentioned in the FFO and Core FFO discussions above as well as lower tenant and capital improvements. Please reference FFO, Core FFO and AFFO as defined and reconciled to the closest GAAP measure in the Appendix to this release and the reasons why we believe these non-GAAP measures are meaningful to investors and a better indication of our overall performance.

Business Segment Operating Results

Operating Assets

In our Operating Assets segment, we increased NOI, including our share of NOI from equity investees and excluding properties sold or in redevelopment, by $18.9 million, or 20.4%, to $111.8 million in the six months ended June 30, 2019 and by $14.5 million, or 31.7%, to $60.4 million in the three months ended June 30, 2019 compared to the same periods in 2018. The increase in NOI for the six and three months ended June 30, 2019 is primarily driven by increases of $7.2 million and $7.9 million in our other properties category; $6.1 million and $3.0 million in our office properties; and $1.9 million and $1.9 million in our hospitality properties. The increase in our other category for the six and three months ended June 30, 2019 is a result of placing the Las Vegas Ballpark, the home of our Triple-A baseball team The Las Vegas Aviators, into service in March 2019. So far in 2019, The Las Vegas Aviators have already reached the largest single season home attendance in 36 years and led Triple-A baseball in home game attendance with an average of over nine thousand fans per game. The increases in our office and hospitality properties are mainly the result of continued stabilization of existing assets within these categories and increased occupancy, as well as NOI generated from assets placed in service subsequent to the second quarter of 2018.

Master Planned Communities

Our MPC revenues fluctuate each quarter given the nature of development and sale of land in these large scale, long-term communities. As a result of this fluctuation, we believe full year results are a better measurement of performance than quarterly results. We also use residential home sales as a leading indicator of continued demand from homebuilders in our communities. As we continue to see strong demand for our land from homebuilders, continued demand in our MPCs for new homes and interest rate stabilization, we do not expect a material slowdown in the pace of residential land sales for the remainder of 2019. Based on the strong acceleration of land sales in Bridgeland and Summerlin, as discussed below, we expect that 2019 total land sales revenue will be largely consistent with the results of the past few years.

During the six months ended June 30, 2019, our MPC segment EBT increased $1.4 million to $84.8 million, mainly as a result of increased lot sales at Bridgeland and superpad sales at Summerlin totaling $41.5 million. At Bridgeland, land sales revenues increased $12.4 million due to continued robust sales of single-family lots, resulting in 198 more lot sales in the current period. Due to relatively low costs to develop the Summerlin superpads, the sales yielded a 19% higher gross margin compared to the prior period. The higher margin contributed to an increase in segment EBT despite overall fewer acres sold in Summerlin relative to the prior year period. As noted above, while fluctuation is typical for the MPC segment, Summerlin's higher margins are not representative of our expectations for the year. We expect that the full year land sales in Summerlin, in terms of acres, price per acre and margin, will be largely consistent with our results over the past few years. Land sales revenues at The Woodlands also increased $3.1 million due to 141 lot sales in the period, an increase of 49 lots over the prior period.

MPC segment EBT for the three months ended June 30, 2019 increased $0.7 million to $47.2 million, mainly as a result of a large superpad sale at Summerlin as well as increased lot sales at Bridgeland and The Woodlands Hills. At Summerlin, superpad sales totaled 43 acres, a 13.2% increase over the prior year period. Summerlin achieved a residential price per acre of $692,000, an increase of $100,000 per acre from the prior year, largely due to custom lot sales. There were 217 single-family lot sales at Bridgeland, which is 110 more lots sold compared to the same period last year. As a result of this increase in lot sales, land sales revenues at Bridgeland increased $7.4 million, or 82.4%, in the current period. At The Woodlands Hills, land sales revenues increased 38.2% to $0.9 million as a result of 32.4% more lots sold.

MPC segment EBT for both the six and three months ended June 30, 2019 was negatively impacted by lower Equity in earnings from real estate and other affiliates primarily attributable to a slower pace of land development and fewer custom lot sales at The Summit. This decrease in Equity in earnings from The Summit is in line with our expectations as a higher percentage of sales are being generated from the sale of homes built by the joint venture, which has a lower margin than the sale of custom lots. Our estimate of overall gross margin generated by the project remains unchanged.

Although they do not directly impact our results of operations, we believe the ongoing strong underlying home sales will continue to drive demand for land in our MPCs. Our MPCs have won numerous awards for design excellence and community contribution. Summerlin and Bridgeland were again ranked by RCLCO, capturing 4th and 11th highest selling master planned communities, respectively, for the first half of 2019. Bridgeland's home sales increased 35.0% and 43.3% for the six and three months ended June 30, 2019, respectively, over the prior year periods. We believe that this acceleration is due to Bridgeland’s maturation as a master planned community and its thoughtful approach to conservation, recreation and transportation. In addition, it has excellent access, schools and amenities. Summerlin saw an 8.6% increase in home sales for the three months ended June 30, 2019 compared to the prior year period. While home sales decreased 10.3% in Summerlin for the six months ended June 30, 2019 compared to the previous year, home sales at Summerlin have increased 20.9% over the first quarter of 2019, evidencing continued strength. The rate of home sales at The Woodlands Hills, which commenced sales in the second quarter of 2018, increased 427.3% and 136.4% for the six and three months ended June 30, 2019, respectively, over the prior year periods. The following summarizes home sales in our MPCs during the six and three months ended June 30, 2019.

	Net New Home Sales
	Six Months Ended June 30,				Three Months Ended June 30,
	2019	2018	Change	% Change	2019	2018	Change	% Change
The Woodlands	175	202	(27)	(13.4)%	88	115	(27)	(23.5)%
The Woodlands Hills	58	11	47	427.3%	26	11	15	136.4%
Bridgeland	351	260	91	35.0%	215	150	65	43.3%
Summerlin	667	744	(77)	(10.3)%	365	336	29	8.6%
Total	1,251	1,217	34	2.8%	694	612	82	13.4%

The Seaport District

In the Seaport District, we celebrated the opening of The Fulton by Jean-Georges, our new seafood restaurant, as well as the opening of the seasonal Garden Bar. We also kicked off our second annual Summer Concert Series on The Rooftop at Pier 17, which features a diverse roster of A-list talent from various genres. Pier 17 has also been home to our summer movie series and other events, including Seaport Fit and Pride Day, among others. Foot traffic at the Seaport District increased nearly 50% in the three months ended June 30, 2019 compared to the same period in the prior year with approximately 1.5 million total visitors in the second quarter of 2019. The increase in foot traffic and accompanying increase in revenue, as discussed in more detail below, demonstrates the demand for the Seaport District's dynamic culinary, fashion, entertainment and cultural experiences.

Seaport District segment revenues increased by $11.9 million to $19.9 million and $8.4 million to $12.9 million for the six and three months ended June 30, 2019, respectively, compared to the same periods in 2018. The increases are due to both our existing businesses as well as new business openings and were driven by the summer concert series, Cobble & Co, The Fulton, Garden Bar and 10 Corso Como Retail and Café.

In the Seaport District segment, NOI, including our share of NOI from equity investees, decreased by $8.0 million to a net operating loss of $7.1 million and $3.3 million to a net operating loss of $2.9 million for the six and three months ended June 30, 2019, respectively, compared to the same periods in 2018. These decreases were driven by continued investment in the development of the Seaport District, particularly as it relates to funding start-up costs related to the retail, food and beverage and other operating businesses. Decreases of $2.7 million, $1.7 million and $3.5 million for the six months ended June 30, 2019 and $2.0 million, $0.5 million and $0.8 million for the three months ended June 30, 2019 compared to the prior year periods in our event and sponsorship, landlord operations and managed businesses, respectively, were primary contributors to the decrease in NOI. Our landlord operations business represents physical real estate developed, owned and leased to third parties by HHC. We expect to continue to incur operating expenses in excess of rental revenues while the remaining available space is in lease-up. Our managed businesses include retail and food and beverage entities that we operate and own, either directly, through license agreements or in joint ventures. Our event and sponsorship businesses include our concert series; Winterland skating and bar; event catering; private events; and sponsorships from approximately 10 partners. We expect to incur operating losses for our event and sponsorship, landlord operations and managed business entities until the Seaport District reaches its critical mass of offerings. We project to achieve stabilization at the Seaport District in 2022.

Strategic Developments

In our Strategic Developments segment, we experienced another strong quarter as evidenced by the continued sales momentum at ‘A‘ali‘i and Kō'ula, which are approximately 81.6% and 63.5% pre-sold, respectively, as of June 30, 2019. Kō'ula, which launched public sales in January 2019, was approximately 65.3% pre-sold as of July 31, 2019. As further detailed below, we also secured financing for ‘A‘ali‘i, marking yet another significant milestone at Ward Village. With approximately 87% of our homes sold across our six towers that are either delivered or under construction, our sales continue to support our ability to maintain a 30% blended profit margin, excluding land, across the community. We feel that the pace of pre-sales of our recent buildings reflects the combination of product and price that we have found to resonate in the market. Further, these sales continue to demonstrate the desirability of our community and the high quality product that we are developing in Honolulu. The current increased pace of pre-sales gives us the opportunity to modestly accelerate the pace under which we launch new towers.

As a result of the strong quarter, segment EBT increased $72.5 million and $18.1 million for the six and three months ended June 30, 2019, respectively, compared to the same periods in prior year. The increase for the six months ended June 30, 2019 compared to the prior year period is primarily due to an increase in Condominium rights and unit sales, net due to bulk closings at Ae'o, which began in the fourth quarter of 2018 when the building opened. The increase for the three months ended June 30, 2019 compared to the prior year period is partly due to an increase in Condominium rights and unit sales, net driven by bulk closings at Ke Kilohana. Both the six and three months ended June 30, 2019 were also positively impacted by the absence of a $13.4 million charge for window repairs at our Waiea condominium tower which was recorded in the second quarter of 2018 but did not recur in 2019. For the six and three months ended

June 30, 2019, we reported revenues of $433.9 million and $235.6 million, respectively, from Condominium rights and unit sales for homes that actually closed escrow at our four delivered buildings (Waiea, Anaha, Ae‘o and Ke Kilohana) in Ward Village compared to $31.7 million and $20.9 million for the prior periods. As noted above, the cause of the increase in revenue in both the six and three month periods compared to prior year is increased closings. We closed on 587 and 418 condominium units during the six and three months ended June 30, 2019 compared to 13 and 7 units during the prior year periods, respectively. Condominium revenue is recognized when unit sales close, leading to greater variability in revenue recognized between periods.

We decreased our estimated annual stabilized NOI target, excluding the Seaport District, by $3.9 million to $317.1 million as of June 30, 2019. The decrease is primarily attributable to a decrease in our effective ownership of the 110 North Wacker joint venture. The 110 North Wacker loan was modified in May 2019 to increase the total loan commitment. The funding commitments of the joint venture partners were modified concurrently, and we will fund $35.3 million less cash equity for the project. The modified agreement allows us to retain our waterfall upside and return while reducing our capital requirements and mitigating our risk. We remain optimistic about the success of this project, and the strength of the project is further underscored by recent leasing activity. As of June 30, 2019, the project is 67% pre-leased, up from 50% in the prior quarter. The decrease in estimated stabilized NOI from 110 North Wacker was partially offset by an increase of $3.5 million related to the commencement of construction of Millennium Phase III Apartments, a 163-unit multi-family development in The Woodlands. This builds on prior success with Millennium Waterway and Millennium Six Pines which are 98% and 91% leased, respectively, at rates per square foot in excess of budget.

Balance Sheet Second Quarter Activity and Subsequent Events

On August 6, 2019, the Company closed on a $30.7 million construction loan for Millennium Phase III Apartments. The loan bears interest at one-month London Interbank Offered Rate ("LIBOR") plus 1.75% with an initial maturity date of August 6, 2023 and a one-year extension option.

On June 27, 2019, the Company closed on a $35.5 million construction loan for 8770 New Trails. The loan bears interest at one-month LIBOR plus 2.45% with an initial maturity date of June 27, 2021 and a 127-month extension option. The Company entered into a swap agreement to fix the interest rate to 4.89%.

On June 20, 2019, the Company closed on a $250.0 million term loan for the redevelopment of the Seaport District. The loan initially bears interest at 6.10% and matures on June 1, 2024. The loan will begin bearing interest at one-month LIBOR plus 4.10%, subject to a LIBOR cap of 2.30% and LIBOR floor of 0.00%, at the earlier of June 20, 2021 or the date certain debt coverage ratios are met.

On June 6, 2019, the Company closed on a $293.7 million construction loan for ‘A‘ali‘i, bearing interest at one-month LIBOR plus 3.10% with an initial maturity date of June 6, 2022 and a one-year extension option.

On June 5, 2019, the Company paid off the construction loan for Ke Kilohana with a commitment amount of $142.7 million. Total draws were approximately $121.7 million and were paid off from the proceeds of condominium sales.

On June 3, 2019, the Company exercised the second extension option for its 250 Water Street note payable. The extension required a $30.0 million pay down, reducing the outstanding note payable balance to $99.7 million.

On May 23, 2019, the Company and its joint venture partners closed on an amendment to increase the $512.6 million construction loan for 110 North Wacker to $558.9 million, and modify the commitments included in the loan syndication. The amendment also increased the Company's guarantee from approximately $92.3 million to approximately $100.6 million. In addition, the Company also guaranteed an additional $46.3 million, the increase in principal of the construction loan, which will become payable in fiscal year 2020 if a certain leasing threshold is not achieved. The guarantee of the $46.3 million will immediately expire on the date the leasing threshold is first achieved.

On May 17, 2019, the Company modified the facility for its Mr. C Seaport joint venture to increase the total commitment to $41.0 million. The loan bears interest at one-month LIBOR plus 4.50%, has an initial maturity of May 16, 2022, and has one, six-month extension option.

On April 9, 2019, the Company modified the HHC 242 Self-Storage and HHC 2978 Self-Storage facilities to reduce the total commitments to $5.5 million and $5.4 million, respectively. The loans have an initial maturity date of December 31, 2021 and a one-year extension option.

As of June 30, 2019, our total consolidated debt equaled approximately 44.4% of our total assets and our leverage ratio (debt to enterprise value, as defined in the Supplemental Information) was 41.2%. We believe our low leverage, with a focus on project-specific financing, reduces our exposure to potential downturns and provides us with the ability to evaluate new opportunities. As of June 30, 2019, we had $650.7 million of cash and cash equivalents.

About The Howard Hughes Corporation®

The Howard Hughes Corporation® owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 12 states from New York to Hawai‘i. The Howard Hughes Corporation® is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com or find us on Facebook, Twitter, Instagram and LinkedIn.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

•	expected performance of our stabilized, income-producing properties and the performance and stabilization timing of properties that we have recently placed into service or are under construction;

•	capital required for our operations and development opportunities for the properties in our Operating Assets, Seaport District and Strategic Developments segments;

•	expected commencement and completion for property developments and timing of sales or rentals of certain properties;

•	expected performance of our MPC segment;

•	transactions related to our non-core assets;

•	announcement of our strategic review;

•	forecasts of our future economic performance; and

•	future liquidity, finance opportunities, development opportunities, development spending and management plans.

These statements involve known and unknown risks, uncertainties and other factors that may have a material impact on any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission ("SEC") on February 27, 2019, as amended and supplemented by any risk factors contained in our quarterly reports on Form 10-Q, which have been subsequently filed with the SEC. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

Our Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used throughout this release are net operating income, Funds from operations, Core funds from operations, and Adjusted funds from operations. We provide a more detailed discussion about these non-GAAP measures in our reconciliation of non-GAAP measures provided in this earnings release.

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Six Months Ended June 30,		Three Months Ended June 30,
(In thousands, except per share amounts)	2019	2018	2019	2018
Revenues:
Condominium rights and unit sales	$433,932	$31,722	$235,622	$20,885
Master Planned Communities land sales	99,633	98,997	58,321	52,432
Minimum rents	108,804	99,912	54,718	50,509
Tenant recoveries	27,020	25,002	13,512	12,250
Hospitality revenues	48,505	45,630	25,576	22,569
Builder price participation	14,564	10,709	9,369	5,628
Other land revenues	10,298	8,843	5,569	4,712
Other rental and property revenues	42,450	21,869	28,629	12,020
Total revenues	785,206	342,684	431,316	181,005

Expenses:
Condominium rights and unit cost of sales	358,314	35,545	220,620	28,816
Master Planned Communities cost of sales	44,824	52,426	28,006	26,383
Master Planned Communities operations	24,082	20,912	12,387	10,587
Other property operating costs	78,586	48,905	41,322	25,730
Rental property real estate taxes	19,505	15,629	9,674	7,502
Rental property maintenance costs	8,329	7,148	4,152	3,951
Hospitality operating costs	32,230	30,984	16,607	15,417
(Recovery) provision for doubtful accounts	(88)	2,135	(86)	1,359
Demolition costs	599	13,331	550	6,660
Development-related marketing costs	11,541	13,266	5,839	7,188
General and administrative	55,404	51,150	30,072	26,886
Depreciation and amortization	75,049	57,275	38,918	29,087
Total expenses	708,375	348,706	408,061	189,566

Other:
Loss on sale or disposal of real estate	(150)	—	(144)	—
Other income, net	10,461	266	10,288	266
Total other	10,311	266	10,144	266

Operating income (loss)	87,142	(5,756)	33,399	(8,295)

Interest income	4,824	4,679	2,251	2,603
Interest expense	(47,529)	(35,512)	(24,203)	(18,903)
Equity in earnings from real estate and other affiliates	16,305	30,685	6,354	16,299
Income (loss) before taxes	60,742	(5,904)	17,801	(8,296)
Provision for (benefit from) income taxes	15,489	(1,859)	4,473	(2,417)
Net income (loss)	45,253	(4,045)	13,328	(5,879)
Net loss attributable to noncontrolling interests	45	431	149	791
Net income (loss) attributable to common stockholders	$45,298	$(3,614)	$13,477	$(5,088)

Basic income (loss) per share:	$1.05	$(0.08)	$0.31	$(0.12)

Diluted income (loss) per share:	$1.05	$(0.08)	$0.31	$(0.12)

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	June 30,	December 31,
(In thousands, except par values and share amounts)	2019	2018
Assets:
Investment in real estate:
Master Planned Communities assets	$1,675,536	$1,642,660
Buildings and equipment	3,136,130	2,932,963
Less: accumulated depreciation	(444,461)	(380,892)
Land	303,384	297,596
Developments	1,349,855	1,290,068
Net property and equipment	6,020,444	5,782,395
Investment in real estate and other affiliates	117,821	102,287
Net investment in real estate	6,138,265	5,884,682
Cash and cash equivalents	650,702	499,676
Restricted cash	197,898	224,539
Accounts receivable, net	19,980	12,589
Municipal Utility District receivables, net	273,169	222,269
Notes receivable, net	300	4,694
Deferred expenses, net	108,198	95,714
Operating lease right-of-use assets, net	71,176	—
Prepaid expenses and other assets, net	249,490	411,636
Total assets	$7,709,178	$7,355,799

Liabilities:
Mortgages, notes and loans payable, net	$3,422,490	$3,181,213
Operating lease obligations	71,125	—
Deferred tax liabilities	166,033	157,188
Accounts payable and accrued expenses	697,763	779,272
Total liabilities	4,357,411	4,117,673

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 43,661,694 shares issued and 43,141,845 outstanding as of June 30, 2019 and 43,511,473 shares issued and 42,991,624 outstanding as of December 31, 2018	437	436
Additional paid-in capital	3,329,062	3,322,433
Accumulated deficit	(75,043)	(120,341)
Accumulated other comprehensive loss	(28,542)	(8,126)
Treasury stock, at cost, 519,849 shares as of June 30, 2019 and December 31, 2018	(62,190)	(62,190)
Total stockholders' equity	3,163,724	3,132,212
Noncontrolling interests	188,043	105,914
Total equity	3,351,767	3,238,126
Total liabilities and equity	$7,709,178	$7,355,799

Appendix – Reconciliations of Non-GAAP Measures

As of and for the Six and Three Months Ended June 30, 2019

We use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used herein are Net operating income (“NOI”), Funds from operations (“FFO”), Core funds from operations (“Core FFO”) and Adjusted funds from operations (“AFFO”).

As a result of our four segments, Operating Assets, Master Planned Communities ("MPC"), Seaport District and Strategic Developments, being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax ("EBT"). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and Equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, EBT should not be considered as an alternative to GAAP net income.

Effective January 1, 2019, the Company moved the Seaport District out of the Operating Assets and Strategic Development segments and into a stand-alone segment for disclosure purposes. As applicable, we have adjusted our performance measures in all periods reported to reflect this change.

	Six Months Ended June 30,			Three Months Ended June 30,
(In thousands)	2019	2018	$ Change	2019	2018	$ Change
Operating Assets Segment EBT
Total revenues	$201,172	$176,555	$24,617	$109,219	$88,808	$20,411
Total operating expenses	(91,639)	(82,999)	(8,640)	(48,727)	(40,988)	(7,739)
Segment operating income	109,533	93,556	15,977	60,492	47,820	12,672
Depreciation and amortization	(56,046)	(47,558)	(8,488)	(28,938)	(24,198)	(4,740)
Interest expense, net	(39,050)	(33,995)	(5,055)	(20,059)	(17,308)	(2,751)
Other income, net	1,123	164	959	1,088	71	1,017
Equity in earnings from real estate and other affiliates	2,754	1,583	1,171	45	(1,000)	1,045
Segment EBT	18,314	13,750	4,564	12,628	5,385	7,243

MPC Segment EBT
Total revenues	123,755	118,530	5,225	72,859	62,765	10,094
Total operating expenses	(68,906)	(73,371)	4,465	(40,392)	(37,003)	(3,389)
Segment operating income	54,849	45,159	9,690	32,467	25,762	6,705
Depreciation and amortization	(246)	(167)	(79)	(86)	(86)	—
Interest income, net	15,826	13,200	2,626	8,283	6,808	1,475
Other income, net	67	—	67	72	—	72
Equity in earnings from real estate and other affiliates	14,336	25,228	(10,892)	6,499	14,100	(7,601)
Segment EBT	84,832	83,420	1,412	47,235	46,584	651

	Six Months Ended June 30,			Three Months Ended June 30,
(In thousands)	2019	2018	$ Change	2019	2018	$ Change
Seaport District Segment EBT
Total revenues	19,921	8,011	11,910	12,891	4,500	8,391
Total operating expenses	(32,405)	(9,976)	(22,429)	(17,972)	(6,441)	(11,531)
Segment operating income	(12,484)	(1,965)	(10,519)	(5,081)	(1,941)	(3,140)
Depreciation and amortization	(12,946)	(4,197)	(8,749)	(6,753)	(1,953)	(4,800)
Interest (expense) income, net	(3,456)	6,995	(10,451)	(1,924)	3,278	(5,202)
Other loss, net	(147)	—	(147)	(61)	—	(61)
Equity in losses from real estate and other affiliates	(1,083)	(240)	(843)	(451)	(240)	(211)
Loss on sale or disposal of real estate	(6)	—	(6)	—	—	—
Segment EBT	(30,122)	593	(30,715)	(14,270)	(856)	(13,414)

Strategic Developments Segment EBT
Total revenues	440,358	39,588	400,770	236,347	24,932	211,415
Total operating expenses	(371,014)	(47,339)	(323,675)	(224,711)	(35,312)	(189,399)
Segment operating income	69,344	(7,751)	77,095	11,636	(10,380)	22,016
Depreciation and amortization	(2,316)	(2,178)	(138)	(1,260)	(1,113)	(147)
Interest income, net	6,497	6,946	(449)	3,235	3,139	96
Other income (loss), net	310	373	(63)	(385)	164	(549)
Equity in earnings from real estate and other affiliates	298	4,112	(3,814)	261	3,440	(3,179)
Loss on sale or disposal of real estate	(144)	—	(144)	(144)	—	(144)
Segment EBT	73,989	1,502	72,487	13,343	(4,750)	18,093

Consolidated Segment EBT
Total revenues	785,206	342,684	442,522	431,316	181,005	250,311
Total operating expenses	(563,964)	(213,685)	(350,279)	(331,802)	(119,744)	(212,058)
Segment operating income	221,242	128,999	92,243	99,514	61,261	38,253
Depreciation and amortization	(71,554)	(54,100)	(17,454)	(37,037)	(27,350)	(9,687)
Interest expense, net	(20,183)	(6,854)	(13,329)	(10,465)	(4,083)	(6,382)
Other income, net	1,353	537	816	714	235	479
Equity in earnings from real estate and other affiliates	16,305	30,683	(14,378)	6,354	16,300	(9,946)
Loss on sale or disposal of real estate	(150)	—	(150)	(144)	—	(144)
Consolidated segment EBT	147,013	99,265	47,748	58,936	46,363	12,573

Corporate expenses and other items	101,760	103,310	1,550	45,608	52,242	6,634
Net income (loss)	45,253	(4,045)	49,298	13,328	(5,879)	19,207
Net loss attributable to noncontrolling interests	45	431	386	149	791	642
Net income (loss) attributable to common stockholders	$45,298	$(3,614)	$48,912	$13,477	$(5,088)	$18,565

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport District portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, other (loss) income, amortization, depreciation and development-related marketing. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport District assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of EBT to NOI for Operating Assets and Seaport District has been presented in the tables below.

	Six Months Ended June 30,		Three Months Ended June 30,
	(Unaudited)		(Unaudited)
(In thousands)	2019	2018	2019	2018
Total Operating Assets segment EBT (a)	$18,314	$13,750	$12,628	$5,385

Add back:
Depreciation and amortization	56,046	47,558	28,938	24,198
Interest expense, net	39,050	33,995	20,059	17,308
Equity in (earnings) loss from real estate and other affiliates	(2,754)	(1,583)	(45)	1,000
Impact of straight-line rent	(5,382)	(5,536)	(2,537)	(2,414)
Other	(218)	(107)	(340)	(421)
Total Operating Assets NOI - Consolidated	105,056	88,077	58,703	45,056

Dispositions
Cottonwood Square	—	11	—	—
Total Operating Asset Dispositions NOI	—	11	—	—

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	$105,056	$88,088	$58,703	$45,056

Company's Share NOI - Equity investees	3,152	1,366	1,688	791

Distributions from Summerlin Hospital Investment	3,625	3,435	—	—

Total Operating Assets NOI	$111,833	$92,889	$60,391	$45,847

(a) EBT excludes corporate expenses and other items that are not allocable to the segments.

	Six Months Ended June 30,		Three Months Ended June 30,
	(Unaudited)		(Unaudited)
(In thousands)	2019	2018	2019	2018
Total Seaport District segment EBT (a)	$(30,122)	$593	$(14,270)	$(856)

Add back:
Depreciation and amortization	12,946	4,197	6,753	1,953
Interest expense (income), net	3,456	(6,995)	1,924	(3,278)
Equity in (earnings) loss from real estate and other affiliates	1,083	240	451	240
Impact of straight-line rent	1,246	(338)	491	(156)
Loss on sale or disposal of real estate	6	—	—	—
Other - development related	4,513	3,286	1,764	2,562
Total Seaport District NOI - Consolidated	(6,872)	983	(2,887)	465

Company's Share NOI - Equity investees	(237)	(127)	(42)	(127)

Total Seaport District NOI	$(7,109)	$856	$(2,929)	$338

(a) EBT excludes corporate expenses and other items that are not allocable to the segments.

FFO, Core FFO and AFFO

FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income calculated in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges (which we believe are not indicative of the performance of our operating portfolio). We calculate FFO in accordance with NAREIT’s definition. Since FFO excludes depreciation and amortization, gains and losses from depreciable property dispositions and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in land sales prices, occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from net income determined in accordance with GAAP. Core FFO is calculated by adjusting FFO to exclude the impact of certain non-cash and/or nonrecurring income and expense items, as set forth in the calculation below. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of the ongoing operating performance of our core operations, and we believe it is used by investors in a similar manner. Finally, AFFO adjusts our Core FFO operating measure to deduct cash spent on recurring tenant improvements and capital expenditures of a routine nature as well as leasing commissions to present an adjusted measure of Core FFO. Core FFO and AFFO are non-GAAP and non-standardized measures and may be calculated differently by other peer companies.

While FFO, Core FFO, AFFO and NOI are relevant and widely used measures of operating performance of real estate companies, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO, Core FFO, AFFO and NOI do not purport to be indicative of cash available to fund our future cash requirements. Further, our computations of FFO, Core FFO, AFFO and NOI may not be comparable to those reported by other real estate companies. We have included a reconciliation of FFO, Core FFO and AFFO to GAAP net income below. Non-GAAP financial measures should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

	Six Months Ended June 30,		Three Months Ended June 30,
	(Unaudited)		(Unaudited)
(In thousands, except share amounts)	2019	2018	2019	2018
Net income attributable to common shareholders	$45,298	$(3,614)	$13,477	$(5,088)
Adjustments to arrive at FFO:
Segment real estate related depreciation and amortization	71,554	54,100	37,037	27,350
Loss on sale or disposal of real estate	150	—	144	—
Reconciling items related to noncontrolling interests	(45)	(431)	(149)	(791)
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	3,750	2,685	1,923	1,172
FFO	$120,707	$52,740	$52,432	$22,643

Adjustments to arrive at Core FFO:
Severance expenses	$923	$281	$69	$63
Non-real estate related depreciation and amortization	3,495	3,175	1,880	1,738
Straight-line amortization	(4,154)	(6,428)	(2,020)	(3,088)
Deferred income tax expense (benefit)	14,821	(924)	4,118	(1,170)
Non-cash fair value adjustments related to hedging instruments	(220)	(868)	(92)	(652)
Share based compensation	5,653	5,354	2,928	2,828
Other non-recurring expenses (development related marketing and demolition costs)	12,140	26,597	6,389	13,848
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	163	250	99	156
Core FFO	$153,528	$80,177	$65,803	$36,366

Adjustments to arrive at AFFO:
Tenant and capital improvements	$(3,795)	$(9,165)	$(2,753)	$(4,633)
Leasing commissions	(788)	(1,450)	(370)	(1,051)
AFFO	$148,945	$69,562	$62,680	$30,682

FFO per diluted share value	$2.79	$1.22	$1.21	$0.53

Core FFO per diluted share value	$3.55	$1.87	$1.52	$0.85

AFFO per diluted share value	$3.44	$1.62	$1.45	$0.71